Exhibit 10.2

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT, effective as of the first day of July, 2010, is by and between Cycle Country Accessories Corp., a Nevada corporation (the “Company”), and Jeffrey M. Tetzlaff, a Minnesota resident (“Executive”).

R E C I T A L S

A.                                   The Company desires to employ Executive as the President and Chief Executive Officer of the Company and Executive desires to accept employment as the President and Chief Executive Officer of the Company on the terms and conditions set forth below.

In consideration of the foregoing premises and the parties’ mutual covenants and undertakings contained in this Agreement, the Company and Executive agree as follows:

ARTICLE I.  DEFINITIONS

Capitalized terms used in this Agreement shall have their defined meaning throughout the Agreement.  The following terms shall have the meanings set forth below, unless the context clearly requires otherwise.

1.1                                 “Agreement” means this Executive Employment Agreement, as from time to time amended.

1.2                                 “Base Salary” means the total annual cash compensation payable on a regular periodic basis, without regard to voluntary or mandatory deferrals, as set forth at Section 3.1 of this Agreement.

1.3                                 “Board” means the Board of Directors of the Company.

1.4                                 “Cause” has the meaning set forth at Section 4.2 of this Agreement.

1.5                                 “Change in Control” means (i) the sale, lease, exchange or other transfer of all or substantially all of the stock or assets of either the Company or Operating Company to a corporation, person or other entity that is not controlled by either the Company or Operating Company; (ii) the approval by the Company’s shareholders of any plan or proposal for the liquidation or dissolution of either the Company; (iii) a merger or consolidation to which the Company is a party if the shareholders of the Company immediately prior to the effective date of such merger or consolidation have “beneficial ownership” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), immediately following the effective date of such merger or consolidation, of securities of the surviving entity representing 50%  or less of the combined voting power of the surviving entity’s then outstanding securities ordinarily having the right to vote at elections of directors; (iv) any person becomes, after the date hereof, the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of the combined voting power of the Company’s outstanding securities ordinarily having the right to vote at elections of directors, unless the transaction resulting in such ownership has been approved in advance by the Board, or (B) more than 50% of the combined voting power of the Company’s outstanding securities ordinarily having the right to vote at elections of directors (regardless of any approval by the Board); or (v) a change in control of the Company of a nature that would be required to be reported pursuant to Section 13 or 15(d) of the Exchange Act, whether or not the Company is then subject to such reporting requirements.

1.6                                 “Code” means the Internal Revenue Code of 1986, as amended.

1.7                                 “Commencement Date” means July 1, 2010.

1.8                                 “Company” means Cycle Country Accessories Corp., a Nevada corporation, or Operating Company, as the context may require.

1.9                                 “Confidential Information” means information that is proprietary to the Company or proprietary to others and entrusted to the Company, whether or not trade secrets.  Confidential Information includes, but is not limited to, information relating to business plans and to business as conducted or anticipated to be conducted, and to past or current or anticipated products.  Confidential Information also includes, without limitation, information concerning research, development, purchasing, accounting, marketing, selling and services.  All information that Executive has a reasonable basis to consider confidential is Confidential Information, whether or not originated by Executive and without regard to the manner in which Executive obtains access to this and any other proprietary information.

1.10                           “Date of Termination” has the meaning set forth at Section 4.6(b) of this Agreement.

1.11                           “Disability” means the unwillingness or inability of Executive to perform Executive’s duties under this Agreement because of incapacity due to physical or mental illness, bodily injury or disease for a period of six (6) months.

1.12                           “Executive” means Jeffrey M. Tetzlaff.

1.13                           “Good Reason” has the meaning set forth at Section 4.3 of this Agreement.

1.14                           “Notice of Termination” has the meaning set forth at Section 4.6(a) of this Agreement.

1.15                           “Operating Company” means Cycle Country Accessories Corp., an Iowa corporation.

1.16                           “Plan” means any bonus or incentive compensation agreement, plan, program, policy or arrangement sponsored, maintained or contributed to by the Company, to which the Company is a party or under which employees of the Company are covered, including, without limitation, any stock option, restricted stock or any other equity-based compensation plan, restricted stock units plan, annual or long-term incentive (bonus) plan, and any employee benefit plan, such as a thrift, pension, profit sharing, deferred compensation, medical, dental, disability, accident, life insurance, automobile allowance, perquisite, fringe benefit, vacation, sick or parental leave, severance or relocation plan or policy or any other agreement, plan, program, policy or arrangement intended to benefit employees or executive officers of the Company.

1.17                           “Restricted Stock” means the common stock of the Company granted to the Executive pursuant to Section 3.2.

1.18                           “Successor” has the meaning ascribed to it in Section 8.2 of this Agreement.

1.19                           “Vesting Schedule” means the dates on which shares of Restricted Stock shall vest and no longer be subject to forfeiture, determined as follows:

Vesting Date	Number of Shares
October 1, 2010	395,126
July 1, 2011	197,563
July 1, 2012	197,563
June 30, 2013	197,563

Notwithstanding the foregoing, in the event of any reorganization, merger, consolidation, recapitalization, liquidation, reclassification, stock dividend, stock split, combination of shares, rights offering, divestiture or extraordinary dividend, or any other change in the corporate structure or shares of the Company, in order to prevent dilution or enlargement of the rights of Executive, an appropriate adjustment will be made by the Company (which determination will be conclusive) as to the number of shares of Restricted Stock which will vest in favor of Executive at any vesting date after the date of such event.

ARTICLE II.  EMPLOYMENT, DUTIES AND TERM

2.1                                 Employment.  Upon the terms and conditions set forth in this Agreement, the Company hereby employs Executive, and Executive accepts such employment, as the President and Chief Executive Officer of the Company, and such affiliates of the Company as directed by the Board of Directors of the Company.  Termination of this Agreement by either party or by mutual agreement of the parties shall also terminate Executive’s employment with any affiliate of the Company.

2.2                                 Full Time Position.  Executive shall devote substantially all of his time and energies, during normal business hours, to the performance of the duties and obligations of his position with the Company.

2.3                                 Duties.  Subject to the Section 2.2 above, during the term of this Agreement, and excluding any periods of vacation, sick, disability or other leave to which Executive is entitled,

Executive agrees to devote reasonable attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to Executive hereunder and under the Company’s bylaws, as amended from time to time to use Executive’s reasonable best efforts to perform faithfully and efficiently such responsibilities.  Executive shall comply with the Company’s policies and procedures; provided, that to the extent such policies and procedures are inconsistent with this Agreement, the provisions of this Agreement shall control.

2.4                                 Location.  Executive will primarily, but not exclusively, perform his duties at the Company’s Minnesota office located at 5929 Baker Road, Minnetonka, MN 55345, or at such other location in the western Minneapolis suburbs as the Company may establish as its offices during the term of this Agreement.   Executive shall not be required to relocate in the event the Company moves its place of business.

2.5                                 Certain Proprietary Information.  If Executive possesses any proprietary information of another person or entity as a result of prior employment or relationship, Executive shall honor any legal obligation that Executive has with that person or entity with respect to such proprietary information.

2.6                                 Term.  Subject to the provisions of Article IV, the term of employment of Executive under this Agreement shall be for a period of three years, commencing on the Commencement Date and continuing through June 30, 2013, (the “Initial Term”).   Upon and following the Initial Term, this Agreement shall automatically renew for successive one (1) year terms (each, a “Renewal Term”), unless written notice of non-renewal is given by the Company to the Executive no later than one hundred twenty (120) days prior to the end of the Initial Term or the then current Renewal Term, as the case may be.

2.7                                 Return of Proprietary Property.  Executive agrees that all property in Executive’s possession belonging to Company, including without limitation, all documents, reports, manuals, memoranda, computer print-outs, customer lists, credit cards, keys, identification, products, access cards, automobiles and all other property relating in any way to the business of the Company are the exclusive property of the Company, even if Executive authored, created or assisted in authoring or creating, such property.  Executive shall return to the Company all such documents and property immediately upon termination of employment or at such earlier time as the Company may reasonably request.

ARTICLE III.  COMPENSATION, BENEFITS AND EXPENSES

3.1                                 Base Salary.  Subject to Section 4.7(a), during the term of Executive’s employment under this Agreement and for as long thereafter as required pursuant to Article IV, the Company shall pay Executive a Base Salary at an annual rate that is not less than Two Hundred Fifty Thousand Dollars ($250,000.00) or such higher annual rate as may from time to time be approved by the Board, such Base Salary to be paid in substantially equal regular periodic payments in accordance with the Company’s regular payroll practices.  If Executive’s Base Salary is increased from time to time during the term of Executive’s employment under this Agreement, the increased amount shall become the Base Salary for the remainder of the term and any extensions of Executive’s term of employment under this Agreement and for as long thereafter as required pursuant to Article IV, subject to any subsequent increases.

3.2                                 Grant of Restricted Stock; Forfeiture; Loan to Executive.  Subject to shareholder approval at the annual meeting of shareholders of the Company to be held in 2010, the Company grants to Executive such shares of common stock in the Company such that as of the date of the annual meeting of shareholders, Executive will own, after giving effect to the issuance of shares to Executive and such other shares issuable under option agreements or warrants issued by the Company as of the date of this Agreement, twelve and one half (12.5%) percent, on a fully-diluted basis of the common stock, but not less than 987,815 shares of common stock of the Company (the “Restricted Stock”).  If the shareholders do not approve the grant of Restricted Stock to Executive as provided herein, the Company shall pay Executive an amount equal to the value of the Restricted Stock, calculated and payable in the manner described in Section 3.3. below.  If the shareholders approve the grant of Restricted Stock to Executive, the Company shall issue the shares of Restricted Stock to Executive as soon as practicable following such shareholder approval, but such shares of Restricted Stock will be subject to forfeiture as provided herein.

The shares of Restricted Stock shall vest and no longer be subject to forfeiture on the earlier of either (i) a Change in Control or (ii) the date the Company terminates Executive’s employment without Good Cause; (iii) the date Executive terminates employment with the Company for Good Reason; or (iv) at the date specified in the Vesting Schedule for the corresponding number of shares, if (a) Executive is an employee of the Company on such date, or (b) the Company terminated Executive’s employment without Good Cause prior to such date, or (c) Executive has terminated his employment with the Company for Good Reason prior to such date.  Any shares of Restricted Stock which have not vested shall be deemed forfeited.

In addition, the Company shall loan Executive an amount equal to the amount of federal and state income taxes payable by Executive in connection with the granting, or vesting, as the case may be, of Restricted Stock to Executive pursuant to this Section 3.2.  The amount of tax payable by Executive each year shall be calculated using the closing price of the Company’s stock as of the date that the shares of Restricted Stock vest (or each date which Executive makes a Code Section 83(b) election with respect to such shares), and a combined tax rate of 34% (28% federal; 6% Minnesota).  Such loans shall be made to Executive by an advance used to timely pay tax withholdings on the amount so taxable.  The loans shall bear interest at 5% per annum and shall be payable upon the earlier of (i) the sale for cash of 34% or more of the shares of Restricted Stock granted to Executive or (ii) June 30, 2014.

3.3                                 Grant of Restricted Stock Units in Event of Non-Approval of Grant of Restricted Stock; Valuation.

(a)                                  In the event the shareholders of the Company do not approve the grant of Restricted Stock as contemplated by Section 3.2, the Company shall establish a restricted stock units plan and grant Executive restricted stock units such that Executive shall receive the same number and percentage of restrictive stock units as the number of shares of Restricted Stock as would be issued to Executive pursuant to Section 3.2 had the shareholders approved the issuance.  The restricted stock units shall vest as of the dates that the shares of Restricted Stock would have vested for Executive, had the Company’s shareholders approved the grant of Restrictive Stock as contemplated in Section 3.2.  The restricted stock units plan shall establish triggering events for sale and purchase of restricted stock units on terms customary for plans of this nature, shall have a value equal to the number of shares of Restricted Stock as Executive would have received had the shareholders approved such issuance and shall provide for valuation of the fair market value of the Company in connection with the purchase of restricted stock units pursuant to one or more appraisals as contemplated by Section 3.3(b).

(b)  In determining the value of the Company in connection with a purchase of restricted stock units, the Company and Executive shall attempt to mutually agree upon the value of the Company.  If the Executive and the Company are not able to agree upon a value within thirty days of a triggering event under the restricted stock unit plan, the Company shall engage the services of one or more qualified business appraisers to determine the fair market value of the Corporation (the “First Appraisal”).  Such appraisal (and any Second and Third Appraisals) shall be completed within thirty (30) days after the appointment of an appraiser.  The fair market value of the Company shall be calculated without any discount for liquidity, minority interest or marketability.

If the Executive does not accept the results of the First Appraisal, the Executive may, within fifteen (15) days after the date of delivery of the First Appraisal, notify the Company in writing of that fact.  If such notice has been timely given, the Executive may then select a qualified independent appraiser to conduct a separate appraisal of the fair market value of the Company (the “Second Appraisal”) and submit that appraisal to the Board of Directors of the Company within forty-five (45) days after the delivery to the Executive of the First Appraisal.  If the Executive does not cause a Second Appraisal to be timely made, the First Appraisal shall conclusively determine the value of the Company.

If the Second Appraisal is timely made and submitted and if, as between the First Appraisal and the Second Appraisal, the lower appraisal is not less than eighty percent (80%) of the higher appraisal, the fair market value of the Company shall be the value determined in the First Appraisal.  If the lower appraisal is less than eighty percent (80%) of the higher appraisal, the appraisers who submitted the First and Second Appraisals shall then mutually select a third qualified independent appraiser to make an appraisal of the fair market value of the Company as of the date of the Triggering Event (the “Third Appraisal”).  In the event a Third Appraisal is required and the first and second appraisers cannot mutually agree on a selection of a qualified third appraiser within ten (10) days after the submission of the Second Appraisal, a third appraiser shall be chosen by a single arbitrator in Minneapolis, Minnesota, in accordance with the rules of, and pursuant to appointment by, the American Arbitration Association.

The Third Appraisal shall be completed within thirty (30) days after the selection of the third appraiser, and the fair market value set forth in the Third Appraisal shall be averaged with either of the First or Second Appraisals, whichever of those two appraisal’s value is closest to the appraised value set forth in the Third Appraisal.  The value so determined shall be the fair market value of the Company for the purposes hereof and shall be binding on the parties

3.4                                 Bonuses.  For and with respect to each calendar year during the term of this Agreement, Executive shall be eligible to receive bonuses from time to time as awarded by the Board or as may be determined in accordance with such bonus programs as may be employed by the Company for its executives.  In addition, the Company shall pay to Executive a signing bonus of $60,000.00 on or before December 31, 2010.

3.5                                 Vacation.  For each contract year during the term of Executive’s employment under this Agreement and for each contract year thereafter, Executive shall be entitled to twenty (20) paid vacation days or such greater amount as is afforded to other Company executives under policies in effect from time to time.  The time or times at which such vacation days are to be taken shall be reasonably determined by Executive consistent with Executive’s duties and obligations under this Agreement.  Any such vacation days with respect to a calendar year that are unused as of the last day of such calendar year shall be rolled over and become cumulative with the subsequent years’ vacation days.

3.6                                 Fringe Benefits.  Executive shall participate in such Plans and receive health insurance coverage for himself and all family members, life insurance, disability insurance, sick days, 401(k) benefits as are provided to other Executives of the Company as the same may change from time to time.  In the case of health insurance, the Executive shall have the option to maintain insurance outside of the Company Plan, in which case the Executive shall be paid a monthly reimbursement equal to the portion of the health insurance premium that the Company would have paid for a family policy.

3.7                                 Business Expenses.  During the term of Executive’s employment under this Agreement and as for as long thereafter as required pursuant to Article IV, the Company shall, in accordance with, and to the extent of, its uniform policies in effect from time to time, bear all ordinary and necessary business expenses incurred by Executive in performing Executive’s duties as an executive officer of the Company, including, without duplication or limitation, all travel and living expenses while away from home on business in the service of the Company and entertainment expenses, provided that Executive accounts promptly for such expenses to the Company in the manner reasonably prescribed from time to time by the Company.

ARTICLE IV.  EARLY TERMINATION

4.1                                 Early Termination.  Subject to the respective continuing obligations of the parties pursuant to Article V, this Article IV sets forth the terms for early termination of Executive’s employment under this Agreement.

4.2                                 Termination by the Company for Cause.  The Company may terminate this Agreement for Cause.  For purposes of this Agreement, “Cause” means (a) an act or acts of personal dishonesty taken by Executive and intended to result in substantial personal enrichment of Executive at the expense of the Company, (b) repeated violations by Executive of his obligations under Section 2.3 which are demonstrably willful and deliberate on Executive’s part and which are not remedied within a reasonable period after Executive’s receipt of notice of such violations from the

Company, or (c) the willful engaging by Executive in illegal conduct that is materially and demonstrably injurious to the Company.  For purposes of this Section 4.2, no act, or failure to act, on Executive’s part shall be considered “dishonest”, “willful” or “deliberate” unless done, or omitted to be done, by Executive in bad faith and without reasonable belief that Executive’s action or omission was in, or not opposed to, the best interest of the Company.  Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company.

Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds of the entire membership of the Board, exclusive of Executive, at a meeting of the Board called and held for the purpose (after reasonable notice to Executive and an opportunity for Executive, together with Executive’s counsel, to be heard before the Board), finding that in the good faith opinion of the Board, Executive was guilty of the conduct set forth above in this Section 4.2 and specifying the particulars thereof in detail.

4.3                                 Termination by Executive for Good Reason.  Executive may terminate Executive’s employment under this Agreement for Good Reason in accordance with the ensuing provisions of this Section 4.3.  Termination by Executive for “Good Reason” shall mean termination of employment based on any one or more of the following:

(a)                                  An adverse change in Executive’s status or position as an executive officer of the Company, including, without limitation, any adverse change in Executive’s status or position as a result of a material diminution in Executive’s duties, responsibilities or authority as of the date of this Agreement (or any status or position to which Executive may be promoted after the date hereof) or the assignment to Executive of any duties or responsibilities which, in Executive’s reasonable judgment, are inconsistent with Executive’s status or position, or any removal of Executive from or any failure to reappoint or reelect Executive to such positions (except in connection with the termination of Executive’s employment for Cause in accordance with Section 4.2 hereof or Disability or death in accordance with Section 4.4 hereof);

(b)                                 A reduction by the Company in Executive’s Base Salary as in effect as of the date of this Agreement or as the same may be increased from time to time;

(c)                                  The Company’s requiring Executive to be based anywhere other than where Executive’s office is located as of the date of this Agreement, except for required travel on the Company’s business to an extent substantially consistent with the business travel obligations which Executive undertook on behalf of the Company prior to the date of this Agreement;

(d)                                 The occurrence of a Change In Control and a failure of a Successor to acknowledge and assume this Agreement as contemplated by Section 8.2; or

(e)                                  The failure by the Company to comply with any material provision of this Agreement which has not been cured within ten (10) calendar days after notice of such noncompliance has been given by Executive to the Company.

Notwithstanding any other provision of this Agreement to the contrary, any termination of Executive’s employment with the Company or the Successor during the one (1) year period immediately following a Change of Control of the Company, other than a termination due to death, disability or for Cause shall be a termination for Good Reason.

4.4                                 Termination in the Event of Death or Disability.  The term of Executive’s employment under this Agreement shall terminate in the event of Executive’s death or Disability.

4.5                                 Termination by Mutual Agreement.  The parties may terminate Executive’s employment under this Agreement at any time by mutual written agreement.

4.6                                 Notice of Termination; Date of Termination; Offer of Continued Employment.  The provisions of this Section 4.6 shall apply in connection with any early termination of Executive’s employment under this Agreement pursuant to this Article IV.

(a)                                  For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provisions in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide the basis for such termination.  Any purported termination by the Company or by Executive pursuant to this Article IV (other than a termination by mutual agreement pursuant to Section 4.5 or death) shall be communicated by written Notice of Termination to the other party hereto.

(b)                                 For purposes of this Agreement, “Date of Termination” shall mean:  (1) if Executive’s employment is terminated due to death, the last day of the month first following the month during which Executive’s death occurs; (2) if Executive’s employment is to be terminated for Disability, thirty (30) calendar days after Notice of Termination is given; (3) if Executive’s employment is terminated by the Company for Cause or by Executive for Good Reason, the date specified in the Notice of Termination; (4) if Executive’s employment is terminated by mutual agreement of the parties, the date specified in such agreement; or (5) if Executive’s employment is terminated for any other reason, the date specified in the Notice of Termination, which in no event shall be a date earlier than ninety (90) calendar days after the date on which a Notice of Termination is given, unless an earlier date has been expressly agreed to by Executive in writing either in advance of, or after, receiving such Notice of Termination; provided, however, if within thirty (30) calendar days after giving of a Notice of Termination the recipient of the Notice of Termination notifies the other party that a dispute exists concerning the termination, then the Date of Termination shall be the date on which the dispute is finally determined, whether by mutual written agreement of the parties, by final and binding arbitration or by final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired or no appeal having been perfected).  During the pendency of any such dispute and until the dispute is resolved in the manner provided in the immediately preceding sentence, the Company will continue to pay Executive all compensation and benefits to which he was entitled pursuant to Article III immediately prior to the time the Notice of Termination is given.

(c)                                  If this Agreement is terminated other than by reason of (1) the expiration of the term hereof as described at Section 2.3, (2) Executive’s Disability or death, (3) Executive’s termination for Cause pursuant to Section 4.2 which termination for Cause has been agreed to by Executive or has been determined in a proceeding as provided in Section 7.3 to have been proper, or (4) by mutual agreement of the parties pursuant to Section 4.5, Executive may, but shall not be required to, not later than ten (10) days after the Date of Termination, provide a written offer of continued employment with the Company in accordance with the terms of this Agreement which terms shall, in the case of a termination by Executive for Good Reason pursuant to Section 4.3, include the Company taking any such steps as may be necessary to eliminate in a manner reasonably satisfactory to Executive any conditions which created such good reason for such termination.  Within ten (10) days of its receipt of such offer, the Company shall provide Executive with a written acceptance or rejection of such offer.  Failure of the Company to so accept or reject such offer within such period shall be deemed to be a rejection of such offer.  The parties hereby acknowledge that Executive’s failure to provide such offer to the Company shall in no way impair, affect or constitute a waiver of Executive’s right to enforce the Company’s obligations under this Agreement and the Company shall not assert such failure as a defense in any action or proceeding by Executive to enforce the Company’s obligation under this Agreement.

4.7                                 Compensation upon Termination, Death or During Disability.

(a)                                  If Executive’s employment under this Agreement is terminated on account of Disability or death, the Company shall, within ten (10) calendar days following the Date of Termination, pay any amounts due to Executive for Base Salary through the Date of Termination, together with any other unpaid and pro rata amounts to which Executive is entitled as of the Date of Termination pursuant to Article III hereof, including, without limitation, amounts which Executive is entitled under any Plan in accordance with the terms of such Plan, and further, including, without limitation, a pro rata portion (prorated through the Date of Termination) of any annual or long-term bonus or incentive payments (for performance periods in effect at the Date of Termination) to which Executive would have been entitled had Executive remained continuously employed through the end of such performance periods and continued to perform Executive’s duties in the same manner as performed immediately prior to the Executive’s death or disability.

(b)                                 If Executive’s employment under this Agreement is terminated by the Company for Cause or by Executive for other than Good Reason, the Company shall pay Executive the Base Salary through the Date of Termination and any amounts to which the Executive is entitled under any Plan in accordance with the terms of such Plan.

(c)           If Executive’s employment under this Agreement is terminated by the mutual agreement of the parties under Section 4.5, the Company shall provide Executive with the payments and benefits specified in the agreement.

(d)           If, in breach of this Agreement, the Company terminates Executive’s employment hereunder (it being understood that a purported termination for Disability or for Cause which is disputed and finally determined not to have been proper shall be a termination by the Company in breach of this Agreement) or if Executive terminates his employment hereunder for Good Reason for the unexpired term of this Agreement as determined in accordance with Section 2.6, unless earlier terminated pursuant to Section 4.4 or Section 4.5, the Company shall, as damages for such breach:

(1)           continue to pay any amounts due to Executive for Base Salary in accordance with Sections 3.1 at the annual rate in effect thereunder immediately prior to the Date of Termination (but determined without regard to any purported reduction in Base Salary which gave rise to such termination of employment) in the same manner as if Executive had remained continuously employed throughout the period described above;

(2)           cause Executive’s continued participation in all Plans in accordance with Sections 3.6 of this Agreement as if Executive remained continuously employed with the Company throughout the period described above for all purposes, including without limitation grants, awards, accruals and vesting thereunder; provided, that, if such continued participation is not permissible under applicable law, the Company shall provide Executive with benefits substantially similar to those to which Executive would have been entitled under those Plans in which Executive’s continued participation is not permissible;

(3)           continue to (i) provide Executive with paid vacation in accordance with Section 3.5 of this Agreement, and (ii) bear business expenses of Executive in accordance with Section 3.7 with respect to matters reasonably undertaken by Executive on behalf of the Company.

Notwithstanding the foregoing, if any payment or benefit received or to be received by Executive under this Agreement or any Plan would be (in whole or part) subject to the excise tax imposed by Section 4999 of the Code, or any successor provision thereto, or any similar tax imposed by state or local law, or any interest or penalties with respect to such excise tax (such tax or taxes, together with any such interest and penalties, are hereafter collectively referred to as the “Excise Tax”), then, the salary continuation payments provided for in this Section 4.7 shall first be reduced to the extent necessary to make such payments and benefits not subject to the Excise Tax, but only if such reduction results in higher after tax payments to Executive after taking into account the Excise Tax and any additional taxes that Executive would pay if such payments and benefits were not reduced.

(e)           Intentionally Omitted.

(f)            Executive shall not be required to mitigate the Company’s payment obligations pursuant to Section 4.7(d) by making any efforts to secure other employment for which Executive is reasonably qualified by education, experience or background, and Executive’s commencement of employment with another employer shall not reduce the obligations of the Company pursuant to Section 4.7(d) hereof.

(g)           The first seven monthly payments due to Executive pursuant to this Section 4.7 shall be paid in cash equivalent on the first day of the seventh calendar month following the month in which the Executive’s employment is terminated, and shall continue thereafter on the first day of each calendar month thereafter until all payments due hereunder have been paid; provided, however, if (i) any such payment is on account of an event not subject to the six month delay rule under Section 409A of the Code (e.g. Disability), or (ii) on the date of the Executive’s termination of employment, neither the Company nor any other entity that is considered a “service recipient” with respect to the Executive within the meaning of Section 409A of the Code has any stock which is publicly traded on an established securities market (within the meaning of Treasury Regulation Section 1.897-1(m)) or otherwise, then the monthly payments shall continue or commence to be paid no later than the first day of the calendar month after the date Executive’s employment is terminated.

ARTICLE V.  CONFIDENTIAL INFORMATION

5.1           Prohibitions Against Use.  Executive will not during or subsequent to the termination of Executive’s employment under this Agreement use or disclose, other than in connection with Executive’s employment with the Company, any Confidential Information to any person not employed by the Company or not authorized by the Company to receive such Confidential Information, without the prior written consent of the Company.  Executive will use reasonable and prudent care to safeguard and protect and prevent the unauthorized use and disclosure of Confidential Information.  The obligations contained in this Section 5.1 will survive for as long as the Company in its sole judgment considers the information to be Confidential Information.  The obligations under this Section 5.1 will not apply to any Confidential Information that is now or becomes generally available to the public through no fault of Executive or to Executive’s disclosure of any Confidential Information required by law or judicial or administrative process.

ARTICLE VI.  NON-COMPETITION

6.1           Non-Competition.  Subject to Sections 6.2 and 6.3, Executive agrees that during the term of this Agreement and for a period of one (1) year following termination of employment for any reason, Executive will not directly or indirectly, alone or as a partner, officer, director, shareholder or employee of any other firm or entity, engage in any commercial activity in competition with any part of the Company’s business as conducted during the term of the Agreement or as of the date of such termination of employment or with any part of the Company’s contemplated business with respect to which Executive has Confidential Information as governed by Article V.  For purposes of this clause (a), “shareholder” shall not include beneficial ownership of less than five percent (5%) of the combined voting power of all issued and outstanding voting securities of a publicly held corporation whose stock is traded on a major stock exchange or quoted on NASDAQ.

6.2           Early Termination.  Notwithstanding Section 6.1, if Executive’s employment terminates under circumstances which entitle him to receive damages for breach of this Agreement pursuant to Section 4.7(d) and the Company fails to provide Executive with any compensation or benefits due him pursuant to Section 4.7(d) and does not remedy such failure within ten (10) days after receipt of notice of such failure from Executive, the restrictions set forth in Section 6.1 shall cease to apply to Executive for the remainder of the period to which such restrictions would otherwise apply notwithstanding any subsequent remedy of such failure by the Company.

ARTICLE VII.  INDEMNIFICATION

7.1           Indemnification.  The Company shall defend, indemnify and hold Executive harmless from and against any and all claims, liabilities, damages, costs and expenses (including reasonable attorneys fees) (the “Claims”) which may be asserted against Executive arising out of or related to the performance of Executive’s duties under this Agreement.

ARTICLE VIII.  GENERAL PROVISIONS

8.1           No Adequate Remedy.  Notwithstanding Section 4.7, the parties declare that it is impossible to accurately measure in money the damages which will accrue to either party by reason of a failure to perform any of the obligations under this Agreement.  Therefore, if either party shall institute any action or proceeding to enforce the provisions hereof, other than a claim by Executive for a payment pursuant to Section 4.7, the party against whom such action or proceeding is brought hereby waives the claim or defense that such party has an adequate remedy at law, and such party shall not assert in any such action or proceeding the claim or defense that such party has an adequate remedy at law.

8.2           Successors and Assigns.

(a)           This Agreement shall be binding upon and inure to the benefit of any Successor of the Company and each affiliate, and any such Successor shall absolutely and unconditionally assume all of the Company’s and any affiliate’s obligations hereunder.  Upon Executive’s written request, the Company will seek to have any Successor, by agreement in form and substance satisfactory to Executive, acknowledge and agree to assume the Company’s obligations under this Agreement.  Failure to obtain such assent at least three (3) business days prior to the time a person or entity becomes a Successor (or where the Company does not have at least three (3) business days’ advance notice that a person or entity may become a Successor, within one (1) business day after having notice that such person or entity may become or has become a Successor) shall constitute Good Reason for termination by Executive of employment within the meaning of Section 4.3.  For purposes of this Agreement, “Successor” shall mean any corporation, individual, group, association, partnership, firm, venture or other entity or person that, subsequent to the date hereof, succeeds to the actual or practical ability to control (either immediately or with the passage of time), all or substantially all of the Company’s or Operating Company’s business and/or assets, directly or indirectly, through a Change in Control.

(b)           This Agreement and all rights of Executive hereunder shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  If Executive should die while any amounts would still be payable to Executive hereunder if Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee, or other designee or, if there be no such designee, to Executive’s estate.  Executive may not assign this Agreement, in whole or in any part, without the prior written consent of the Company.

8.3           Disputes.  Any dispute, controversy or claim for damages arising under or in connection with this Agreement shall, in Executive’s sole discretion, be settled exclusively by such judicial remedies as Executive may seek to pursue or by arbitration in Minneapolis, Minnesota by a single arbitrator in accordance with the rules of the American Arbitration Association then in effect.  Judgment may be entitled on the arbitrators’ award in any court having jurisdiction; provided, however, that Executive shall be entitled to seek specific performance of Executive’s right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.  The Company shall bear all costs and expenses, including attorney’s fees, arising in connection with any arbitration proceeding pursuant to this Section 7.3.  The Company shall be entitled to seek an injunction or restraining order in a court of competent jurisdiction to enforce the provisions of Article V and VI.

8.4           No Offsets.  In no event shall any amount payable to Executive pursuant to this Agreement be reduced for purposes of offsetting, either directly or indirectly, any indebtedness or liability of Executive to the Company.

8.5           Notices.  All notices, requests and demands given to or made pursuant hereto shall, except as otherwise specified herein, be in writing and be personally delivered or mailed postage prepaid, registered or certified U.S. mail, to any party at its address set forth on the last page of this Agreement.  Either party may, by notice hereunder, designate a changed address.  Any notice hereunder shall be deemed effectively given and received:  (a) if personally delivered, upon delivery; or (b) if mailed, on the registered date or the date stamped on the certified mail receipt.

8.6           Withholding.  To the extent required by any applicable law, including, without limitation, any federal or state income tax or excise tax law or laws, the Federal Insurance Contributions Act, the Federal Unemployment Tax Act or any comparable federal, state or local laws, the Company retains the right to withhold such portion of any amount or amounts payable to Executive under this Agreement as the Company (on the written advice of outside counsel) deems necessary.

8.7           Captions.  The various headings or captions in this Agreement are for convenience only and shall not affect the meaning or interpretation of this Agreement.

8.8           Governing Law.  The validity, interpretation, construction, performance, enforcement and remedies of or relating to this Agreement, and the rights and obligations of the parties hereunder, shall be governed by the substantive laws of the State of Iowa (without regard to the conflict of laws rules or statutes of any jurisdiction).

8.9           Construction.  Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

8.10         Waivers.  No failure on the part of either party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy granted hereby or by any related document or by law.

8.11         Modification.  This Agreement may not be modified or amended except by written instrument signed by the parties hereto.

8.12         Entire Agreement.  This Agreement constitutes the entire agreement and understanding between the parties hereto in reference to all the matters herein agreed upon.  This Agreement replaces in full all prior employment or consulting agreements or understandings of the parties hereto, and any and all such prior agreements or understandings are hereby rescinded by mutual agreement, provided, however, that this Agreement shall not be deemed to rescind, or supercede or modify in any respect any prior employment or consulting agreements between the Executive and the Company specifically relating to proprietary or confidential information.

8.13         Counterparts.  This Agreement may be executed in one (1) or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

8.14         Survival.  The parties expressly acknowledge and agree that the provisions of this Agreement which by their express or implied terms extend beyond the termination of Executive’s employment hereunder (including, without limitation, the provisions of Section 4.7 (relating to compensation) or beyond the termination of this Agreement (including, without limitation, the provisions of Section 5.1 (relating to confidential information) and Article VI (relating to non-competition)), shall continue in full force and effect notwithstanding Executive’s termination of employment hereunder or the termination of this Agreement, respectively.

IN WITNESS WHEREOF, the parties hereto have caused this Executive Employment Agreement to be duly executed and delivered as of the day and year first above written.

EXECUTIVE	CYCLE COUNTRY ACCESSORIES CORP.

/s/ Jeffrey M. Tetzlaff	/s/ Paul DeShaw

By
Its: Outside Director